Exhibit 10.31

SERVICE AGREEMENT

THIS SERVICE AGREEMENT, hereinafter referred to as “Agreement” is made at                     as of the                      of                     2012 by and between:

DIGITAL PAYMENTS PROCESSING LIMITED, a public limited company registered under the provisions of Companies Act, 1956, and having its registered office at 7th Floor, Met Complex, Bandra Reclamantion, Bandra (West), Mumbai 400050, Maharashtra, India, hereinafter called and referred to as the “Service Provider” (which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors and permitted assigns) of the FIRST PART;

AND

MY MOBILE PAYMENTS LIMITED, a public limited company registered under the provisions of the Companies Act, 1956 in India, and having its registered office at 7th Floor, MET Complex, Opp. Lilavati Hospital, Bandra (West), Mumbai 400050, Maharashtra, India, hereinafter referred to as “MMPL”, (which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors and permitted assigns) of the SECOND PART.

WHEREAS –

1.	MMPL is a mobile payment service provider and offers pre-paid and electronic payment instruments to mobile phone subscribers to pay for goods and services and for merchants to electronically accept payments and facilitate their movement of funds (“MMPL Services”, which expression shall include the future services of MMPL). The brand name for the MMPL Services is ‘Money on Mobile’.

2.	The Service Provider is in the business of providing services which shall include without limitation support centre, services in relation to customer and retailer acquisition, manpower and infrastructure services.

3.	MMPL desires to avail Support Services (as defined below) of the Service Provider in relation to MMPL Services and Service Provider agrees to perform such Support Services as an independent contractor according to the terms and conditions stated in this Agreement.

NOW THIS INSTRUMENT WITNESSTH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1 INTERPRETATION

1.1.	Definitions

1.1.1.	“Applicable Law” includes all applicable Indian statutes, enactments, acts of the state legislature or the parliament, and laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any governmental authority, statutory authority, tribunal, regulatory, board or a court, as may be applicable to MMPL or the Service Provider or the Support Services;

1.1.2.	“Call Centre Support” shall have the meaning ascribed to it under Clause 2.4.2;

1.1.3.	“Effective Date” shall mean the First Closing Date as defined under the SSSHA;

1.1.4.	“Intellectual Property Rights” shall mean all intellectual property, including without limitation patents, utility models, trade and service marks, trade or business names, domain names, software, customer lists, merchant lists, distributor contracts, trade names, trademarks, right in designs, copyrights, moral rights, topography rights, and rights in databases, in all cases whether or not registered or registrable in any country for the full term of such rights including any extension to or renewal of the terms of such rights and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world;

1.1.5.	“Manpower Support” shall have the meaning ascribed to it under Clause 2.4.1;

1.1.6.	“MMPL Clients” shall mean subscribers or end users who opt to use MMPL Services;

1.1.7.	“MMPL Competitors” means any person which is in direct competition with MMPL Services;

1.1.8.	“MMPL Designated Manuals” shall have the meaning ascribed to it under Clause 2.9.4;

1.1.9.	“MMPL Users” shall mean MMPL Clients, distributors, retailers or prospective customers;

1.1.10.	“SSSHA” shall mean the share subscription and shareholders agreement of the even date executed amongst Calpian Inc., a Texas Corporation (“Calpian”), the Service provider and the Company Founders as defined therein (“Founders of the Service Provider”).

1.1.11.	“Support Services” shall mean the support services provided by the Service Provider to MMPL which shall comprise of:

a.	Manpower Support;

b.	Call Centre Support;

c.	Customer and Retailer Acquisition Services; and

d.	Such other services as may be mutually agreed by the Parties in writing.

1.2.	In this Agreement:

1.2.1	any reference to this Agreement and/or any other agreement or document in this Agreement shall be construed, as a reference to this Agreement and such agreement or document as the same may have been amended, varied, supplemented or novated in writing at the relevant time;

1.2.2	a provision of law is a reference to that provision as amended or re-enacted;

1.2.3	a section or a schedule or an annexure is a reference to a section or a schedule or an annexure to this Agreement;

1.2.4	words importing the plural shall include the singular and vice-versa;

1.2.5	the Recitals form an integral part of this Agreement;

1.2.6	schedules and annexures are to be construed as references to the schedules and annexures of this Agreement and any supplementary or additional schedules or annexures, from time to time executed by the Parties and references to this Agreement include references to its schedules and annexures. The schedules and annexures to this Agreement shall be deemed to form part of this Agreement;

1.2.7	a person shall be construed as including references to an individual, firm, company or other body, whether incorporated or not;

1.2.8	the index and the headings in this Agreement are for convenience and are to be ignored in construing this Agreement;

1.2.9	references to “Party” means either MMPL or the Service Provider referred to as individually and “Parties” shall mean MMPL and Service Provider referred to collectively; and

1.2.10	references to any mutual agreement or similar concept in relation to the Service Provider shall be conveyed through a document which is signed by two directors of the Service Provider, at least one of them being a nominee of Calpian.

2     Support Services and Transfer of Assets

2.1	With effect from the First Closing Date, MMPL hereby engages the Service Provider to provide Support Services in the manner as set out herein below and the Service Provider hereby accepts such engagement on the terms and conditions stated in this Agreement.

2.2	In order to enable the Service Provider to provide Support Services to MMPL, MMPL shall permit the Service Provider to use its assets listed Schedule 2 to this Agreement till March 31, 2012 and shall transfer, to the Service Provider on April 1, 2012, the said assets at the book value as on April 1, 2012 (inclusive of all taxes).

2.3	With effect from the First Closing Date till the Service Provider receives the registration from Department of Telecommunication and Telecom Regulatory Authority of India and obtains its own telephone infrastructure for provision of the Support Services, MMPL shall permit the Service Provider to use, without any additional cost payable by the Service Provider, its own telephone lines for providing the Support Services.

2.4	Scope of Support Services and Transfer of Assets:

2.4.1	Manpower Support: Service Provider shall recruit employees whenever required and may also appoint trainees, call centre professionals and other vendors and consultants required for performance of the Support Services. Service Provider shall have management control over all such employees and it shall be solely responsible for all purposes including but not limited to payroll, taxes, insurance and such other benefits.

2.4.2	Call Centre Support: Service Provider shall operate and maintain a call centre for providing voice, e-mail or combination of support to MMPL Users.

2.4.3	Customer and Retailer Acquisition Service: The Service Provider shall provide assistance to MMPL to obtain new subscribers, end users, clients and customers.

2.5	The Service Provider shall take reasonable steps to regulate and control the way the Support Services are to be provided.

2.6	The Service Provider shall maintain proper records of the calls received from MMPL Users, and provide such records to MMPL at such periodicity as may be mutually decided in writing by the Parties.

2.7	The Service Provider shall perform the Support Services in accordance with generally accepted industry standards for such services and with a substantial degree of care.

2.8	The Service Provider shall provide such other services as the Parties may, in writing, agree from time to time.

2.9	Other obligations of the Service Provider in relation to the Support Services:

2.9.1	The Service Provider shall sign separate agreement for confidentiality, non solicitation and transfer of Intellectual Property Right with its employees in the form provided as Schedule 1.

2.9.2	The Service Provider shall not provide services similar to Support Services to MMPL Competitors in India and ensure full compliance of this Clause 2.9.2 during the tenure of this Agreement.

2.9.3	The Service Provider agrees not to provide Support Services in a manner that:

a)	violates any Applicable Law;

b)	is defamatory, trade libelous, unlawfully threatening or unlawfully harassing;

c)	is improper, incorrect or illegal;

d)	is obscene and/or indecent; or

e)	infringes Intellectual Property Rights of any third party.

2.9.4	The Service Provider shall provide Support Services in accordance with this Agreement and necessary working guidelines provided by MMPL upon execution of this Agreement (“MMPL Designated Manuals”). The updation of the MMPL Designated Manuals shall be mutually agreed between the Parties.

2.9.5	However, it is specifically agreed to by MMPL that the Service Provider shall be free to do all other acts, things and deeds, as it may deem necessary or desirable for proper and effective provision of the Support Services. Further, the Service Provider shall be entitled to make the following decisions as it deems necessary in order to perform the Support Services in accordance with this Agreement:

(a)	Fixation and payment of salary, benefits, perquisites, reimbursements, gratuity, provident fund etc. to its employees in accordance with Applicable Laws.

(b)	personnel, recruitment, staffing ratios and shift working; and

(c)	internal management, business processes, operational policies and procedures.

2.9.6	Notwithstanding anything contained herein, it is hereby agreed between the Parties that all the obligations of the Service Provider to perform the Support Services under this Agreement including maintenance of records in relation to Support Services shall in no event be of a scope and standard more than that as provided/performed by MMPL as of the date of the execution of this Agreement.

3     Payments Terms

3.1	In consideration of rendering the Support Services, the Service Provider shall be paid 90% (ninety percentage) of Net Revenue earned by MMPL. MMPL shall retain 10% (ten percentage) of such Net Revenue. It is hereby clarified that if MMPL provides MMPL Services outside India either through itself or its Affiliates and similar Support Services are provided by Service Provider or its Affiliates to MMPL in relation to MMPL Services outside India, then the same revenue share model shall be applicable.

3.2	On completion of 5 (five) years from the Effective Date or earlier, the parties shall mutually discuss, review and agree in writing the terms related to existing revenue share model. In the event the new revenue share model is not agreed after the expiration of the aforesaid 5 (five) years period, the existing revenue share model would prevail. The Parties agree that such mutual agreement signed by the Service Provider shall be effective only when it is signed by two directors of the Service Provider, at least one of them being a nominee of Calpian.

3.3	For the purpose of this Clause ‘Net Revenue’ shall mean revenue earned by MMPL for providing MMPL Services, including any services which MMPL may provide in future in India and such other places outside India where the Service Provider would be providing similar Support Services to MMPL, after deduction of MMPL Costs.

3.4	“MMPL Costs” shall mean i) all and only such actual costs and fees payable to distributors and retailers of MMPL as available on MMPL platform and ii) Rs. 585,000 per month (inclusive of all taxes) on account of rent for the premises situated at 7th Floor, MET Complex, opposite Lilavati Hospital, Bandra (West), Mumbai 400050, Maharashtra, India (“Leased Office”). It his hereby clarified that if the rent agreement between MMPL and the existing owners of the Leased Office terminates, then the aforesaid payment of Rs. 585,000 per month shall not be included in MMPL Costs.

3.5	It is further agreed to between the Parties that such Net Revenue shall be computed on a monthly basis by MMPL and shall be paid to the Service Provider within 15 (fifteen) calendar days of the end of the month in which it was earned. In the event, such Net Revenue is not paid within the said period of 15 (fifteen) calendar days and there is no dispute as regards the amount due, then MMPL shall be liable to pay, interest at the rate of 15% (fifteen percent) per annum on the unpaid amount till the payment has been made. In respect of disputed amount, MMPL shall be liable to pay interest to the Service Provider only on such amount in respect of which the dispute is decided against MMPL.

3.6	MMPL specifically acknowledges that all payments as stated above to be made to the Service Provider shall be exclusive of all applicable state sales, service and other indirect taxes. Service Provider shall bill all such taxes in the invoice. Such taxes shall be borne and paid by MMPL to the Service Provider at the time of payment of monthly Net Revenue. Each Party shall be liable to bear taxes on account of its own profit and income.

3.7	The payments shall be subject to deduction of tax at source, if applicable. MMPL shall make that tax deduction and any payment required in connection with that tax deduction within the time allowed and in the minimum amount required by Applicable Law. MMPL shall deliver to the Service Provider the tax deduction certificates as prescribed by the Applicable Law that the tax deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority within the time prescribed by the Applicable Law.

3.8	Intellectual Property License Augmentation and License Fees

3.8.1	Parties hereby agree that MMPL requires certain amount of money for enhancing and augmenting its Intellectual Property Rights (“IP Rights”) required for the provision of MMPL Services. It is further agreed between the Parties that MMPL shall provide perpetual license for the use of IP Rights to the Service Provider. As a consideration for licensing the IP Rights, as a consideration for right given by MMPL to Service Provider for acquisition of customer and retailer on behalf of MMPL, and for augmenting the IP Rights the Service Provider shall pay

i)	Rs.12,580,000 (Rupees Twelve Million Five Hundred Eighty Thousand only) to MMPL per quarter at the beginning of each quarter for upto 540 (five hundred and forty) days from the Effective Date and

ii)

upon receipt of use of proceeds statement from MMPL and if in the opinion of the board of directors of the Service Provider, additional funds are required by MMPL, then the Service Provider shall pay an additional fees not exceeding Rs. 6,290,000 (Rupess Six Million Two Hundred and Ninety Thousand only) per quarter at the beginning of the relevant quarter. Service Provider shall not be obliged to pay additional fees after expiry of 3 (three) years commencing from the expiry of the aforesaid period of 540 (five hundred forty) days. For the avoidance of doubt, it is hereby reiterated, that the additional fees will be paid subject to approval of the Service Provider’s board of directors and appropriate justification provided by MMPL to the Service Provider.

Each	such payment is hereinafter referred to as “License and Augmentation Fee”.

3.8.2	MMPL shall, within 30 (thirty) days of the expiry of each quarter, provide to the Service Provider the report containing the utilization of the License and Augmentation Fees.

3.8.3	The License and Augmentation Fees shall be subject to deduction of tax at source, if applicable. Service Provider shall make that tax deduction and any payment required in connection with that tax deduction within the time allowed and in the minimum amount required by Applicable Law. Service Provider shall deliver to MMPL the tax deduction certificates as prescribed by the Applicable Law that the tax deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority within the time prescribed by the Applicable Law.

4	Obligations of MMPL

4.1	In consideration of the terms and conditions mentioned herein and in consideration of the License and Augmentation Fee, MMPL hereby grants an irrevocable, exclusive and perpetual license in favour of the Service Provider to use the IP Rights) on a world-wide basis.

4.2	If and when required by the Service Provider, MMPL shall fully co-operate and commit themselves to making joint applications as required under the Applicable Laws for registration of the Service Provider as registered user of the said IP Rights. MMPL shall execute all applications, agreements, deeds, authorizations and documents as may be necessary in this behalf. MMPL agrees that such applications and proceedings will be prosecuted by the Service Provider through its authorized representatives and MMPL hereby irrevocably authorize the Service Provider to execute and deliver any document, application, variation, letter, request or do or cause to be done any act or deed to ensure that the rights of the Service Provider as a registered user continue during the subsistence of this Agreement without any hindrance and to the exclusion of any other person.

4.3	MMPL shall not sell, transfer, dispose of, pledge, alienate, encumber IP Rights, infrastructure support and other assets or agree to do any of the above in favour of any third party during the entire term of this Agreement. MMPL shall ensure that it shall not take any action which has any adverse impact on MMPL’s ability to perform their obligations under this Agreement or the rights of the Service Provider under the license.

4.4	MMPL shall maintain proper records and accounts relating to the revenues generated by MMPL, for the purpose of computation of Net Revenues, and shall furnish every month such records and accounts to the Service Provider and as and when requested by the Service Provider. MMPL agrees that the Service Provider or its authorised representatives shall at all reasonable times have the right to examine and/or audit the books of accounts of MMPL to verify the Net Revenue figures reported by MMPL. MMPL shall submit audited profit and loss statement and balance sheet of its business to the Service Provider for the preceding financial year of MMPL not later than 120 (one hundred and twenty) days following the end of such year.

4.5	MMPL shall be responsible for the resolution of disputes which may arise between the MMPL and MMPL Users in relation to MMPL Services.

4.6	MMPL shall:

(a)	provide the Service Provider with all information related to and reasonable assistance necessary for the Service Provider to perform its obligations under this Agreement;

(b)	in good faith make its own management decisions relating to the Support Services in a timely manner on any issues so as not to adversely affect the Service Provider’s ability to perform its obligations under this Agreement;

(c)	provide the Service Provider with such reasonable access to its premises, systems, business applications and network connectivity as may be reasonably necessary to enable the Service Provider to perform its obligations under this Agreement; and

(d)	perform its obligations and responsibilities under this Agreement.

4.7	MMPL shall further furnish in a timely and accurate manner all data, information and materials requested to by the Service Provider to perform the Support Service in accordance with the terms hereof.

4.8

MMPL and its subsidiaries shall not enter into similar/any any revenue share or support services agreement with any party without the prior written consent of the Service Provider. During the tenure of this Agreement, in the event MMPL intends to commence similar activity as the Service Provider in joint venture with a third party or by themselves, in any country outside India, except United Kingdom, MMPL shall inform such intention in writing to Service Provider, and the Service Provider shall have first right of refusal to undertake such business with MMPL. The first right of refusal is valid till completion of 30 Business Days of the date of such letter. In case such right is not exercised by the Service Provider within the aforesaid period of 30 (thirty) days, then MMPL should commence the said business with a third party on no more favourable terms than those offered to the Service Provider within 180 (One Hundred Eighty) days of the expiry of the aforesaid 30 (thirty) day period. In the event such business is not commenced by MMPL within the aforesaid 180 (One Hundred Eighty) days period, MMPL shall be obligated once again to give a right of first refusal in the manner provided in Clause 4.8.

5	Term and Termination

5.1	Term: This Agreement shall commence on the Effective Date and shall continue in full force and effect perpetually unless terminated by mutual agreement of the Parties in writing. The Parties agree that such mutual agreement signed by the Service Provider shall be effective only when it is signed by two directors of the Service Provider, at least one of them being a nominee of Calpian.

5.2	Consequence of Termination: Upon termination of this Agreement, MMPL shall be liable to make payments in accordance with this Agreement for the period for which the Service Provider has rendered Support Services, which remains unpaid and each Party shall release the documents of the other Party in its possession.

5.3	Termination of this Agreement shall not affect any rights and obligations of the Parties which shall have accrued prior to such termination.

6	Representations and Warranties:

6.1	Each of the Party represents and warrants, to the other as follows:

6.1.1	It is a duly registered statutory company under Companies Act, 1956 and is validly existing and compliant with Applicable Laws;

6.1.2	It has all necessary corporate, statutory and other authorizations, licenses and consents necessary to legally execute and perform its obligations under this Agreement and shall continue to have all such authorizations, licenses and consents at the time it carries out its respective rights and obligations hereunder or seeks to exercise and/or enforce any of its rights under this Agreement;

6.1.3	This Agreement constitutes legally, valid and binding obligations of the Parties, enforceable against them in accordance with the terms of this Agreement;

6.1.4	There are no bankruptcy, winding up or other liquidation proceedings pending or being contemplated by it or against it or threatened against it;

6.1.5	There are no legal proceedings pending or contemplated by it or against it or threatened against it, that would materially or adversely affect its ability to perform its obligations under this Agreement; and

6.1.6	There are no agreements, covenants, court orders, judgment, or decree or any such thing to which a Party to this Agreement is a party or by which it is bound, and that restricts a Party to engage into this Agreement.

6.2	Authority:

Each Party for itself, successors and assigns, hereby represents and warrants that it has the full capacity and authority to enter into, execute, deliver, and perform this Agreement that such execution, delivery and performance does not violate any contractual or other obligation by which it is bound, and that this agreement constitutes an agreement binding upon, enforceable against, that Party. Each person signing this Agreement on behalf of a Party hereby personally guarantees that he / she has the authority to sign this document on behalf of the Party for which he / she is signing, and that his / her signature legally binds the entity to the terms hereof.

6.3	Additional Representation and Warranties by MMPL with respect to its IP Rights:

MMPL hereby represents and warrants to the Service Provider as on the date of this Agreement and the Effective Date the following:

6.3.1	It possesses full legal and business rights pertaining to the IP Rights by virtue of its ownership and unhindered use over the past few years across the world.

6.3.2	Such IP Rights are valid under the Applicable Law and there are no charges, mortgages, hypothecations, pledges, claims, liens or other encumbrances in relation to such IP Rights;

6.3.3	No person has infringed any of the IP Rights or obtained an order requiring MMPL to change or to cease using the IP Rights;

6.3.4	There are no claims, injunctions or proceedings pending against or threatened against it either in the nature of opposition, cancellation and/or revocation proceedings or otherwise with respect to the IP Rights in any court or by any governmental body or agency;

6.3.5	MMPL has neither assigned or agreed to assign the IP Rights or to grant any license to use the IP Rights in favour of any other person; and

6.3.6	MMPL has not in any manner whatsoever been prohibited or restricted from using, exploiting, licensing or encumbering any of its rights in respect of the IP Rights

6.4	Additional Representation and Warranties by MMPL with respect to assets:

MMPL hereby represents and warrants to the Service Provider as on the date of this Agreement and the Effective Date the following:

6.4.1	MMPL owns and has a valid right to use all assets owned by it. MMPL has a valid right to use all assets used by it. The assets are possessed and held by MMPL free and clear of all encumbrances and no proceedings have been taken, or, are likely to be, taken or initiated by any government authority for the expropriation or requisition of any such assets.

6.4.2	MMPL has not in relation to the assets which they own and the assets which are to be transferred, given nor agreed to give any rights to any third party and entered into any agreement or other arrangement to sell any of the assets.

6.4.3	The assets are being used for the purposes of the business of MMPL and for no other purpose and are adequate for such purpose.

6.4.4	Assets which are transferred to the Service Provider are being used for the purpose of Support Services to be provided by the Service Provider and for no other purpose and are adequate for such purpose after the proposed transfer.

6.4.5	MMPL has not, in relation to the assets which they own, given nor agreed to give any rights to any third party or entered into any agreement or other arrangement to sell any of the assets.

6.4.6	MMPL has acquired or uses the necessary infrastructure including information technology, telecommunications, customer services, office premises, desks, furniture, tele-communication equipment, dedicated telephone lines, computers and laptops for its business. All infrastructure used by its business is adequate for such purpose used and not shared with any third party.

6.4.7	All movable assets used for carrying on the business as is presently being carried on, assets which are owned by MMPL and assets which are transferred by MMPL to the Service Provider are in normal working condition subject to normal wear and tear and have been regularly maintained and fully backed up by annual maintenance contracts, where applicable.

6.4.8	There are no leased moveable assets which are being transferred to the Service Provider or are used by MMPL for carrying out its business.

6.4.9	The transfer of assets by MMPL to Service Provider has been duly approved by the board of directors of MMPL and is in accordance with the (Indian) Companies Act, 1956.

6.4.10	There are no penalties outstanding on, charges, customs duty in respect of any of the assets transferred to the Service Provider.

6.4.11	MMPL has not received, any notice of breach or default or revocation of letters of allotment or other authorizations relating to the immovable assets. Further MMPL has not, received from any governmental authority any compulsory purchase notices/ orders adversely affecting the immovable assets.

6.4.12	The conduct of the business by MMPL in the immovable assets is as per the user permitted under the Applicable Law.

7	Indemnification

7.1	MMPL shall, at its own expense, defend the Service Provider and its directors and officers against any and all claims, actions, suits or proceedings (collectively “Claims”) arising out:

7.1.1	any breach or inaccuracy of any of the representations and warranties of MMPL or a matter or event which renders any of them false, incomplete, or inaccurate;

7.1.2	any default or breach by MMPL of its covenants and obligations under this Agreement; and

7.1.3	any liability due to non-compliance of any Applicable Law by MMPL.

7.2	MMPL shall also indemnify and hold the Service Provider harmless against all reasonable costs and expenses (including reasonable attorney fees), damages and other liabilities directly associated with events stipulated in Clause 7.1 above.

7.3	The indemnity obligations contained herein shall survive the expiry or termination of this Agreement subject to law of limitation as applicable in India.

7.4	In no event MMPL shall be liable to Service Provider for any indirect remote, punitive or exemplary damages (including but not limited to loss of profit, loss of revenues) whether arising out of contract, tort (including without limitation negligence).

8	Confidentiality

8.1	The Parties acknowledge that the terms and conditions of this Agreement including its existence, are confidential information and agree not to disclose such information to any third party except in accordance with this Clause 8 (Confidentiality). Neither MMPL nor Service Provider shall use for its own purpose or disclose before or after the termination of this Agreement to any person company, firm or organisation any secret or confidential information relating to the other Party or to any of the customers, clients, suppliers or business connections of the other Party which were obtained either directly or indirectly in connection with Services, except as authorised by such party or as may be necessary in accordance with the agreement. In particular, Service Provider shall at all time keep and hold the names and details of MMPL’s business network in the strictest confidence under this Agreement.

8.2	The Parties shall not make, and shall not permit any of their associates to make any public announcement about the subject matter of this Agreement (including any dispute arising in connection with this Agreement) and other confidential information obtained during course of this Agreement, whether in the form of a press release or otherwise, without first consulting with each other and obtaining the other Party’s prior written consent. In the event that disclosure is required, the other Parties shall be given a reasonable opportunity to review and comment on any such required disclosure.

8.3	The obligation contained in this Clause 8 shall survive, even after the termination of this Agreement, without limit in point of time except and until such confidential information enters the public domain.

8.4	Each Party shall not do or cause to be done anything which may in any way damage, jeopardise or otherwise prejudice the goodwill or reputation of the other Party or adversely affect the reputation, name or image of the other Party; or bring the other Party into disrepute or disregard anywhere in the world.

8.5	Permitted Disclosures- Notwithstanding the foregoing, (i) any Party may disclose any of the terms of this Agreement or any other confidential information obtained during course of this Agreement to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations; and (ii) the Service Provider shall have the right to disclose to third parties any information regarding the terms and conditions of this Agreement, disclosed in a press release or other public announcement by MMPL and Calpian in their respect.

8.6	Legally Compelled Disclosures- In the event any Party is requested or becomes legally compelled pursuant to the Applicable Law to disclose the existence of any of the terms and conditions of this Agreement or any other confidential information obtained during course of this Agreement, such Party shall provide to the other Parties with prompt written notice of that fact before such disclosure and will use its best efforts to seek a protective order, confidential treatment, or other appropriate remedy with respect to the disclosure. In such event, such Party shall furnish for disclosure only that portion of the information which is legally required and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the maximum extent possible under the Applicable Law.

8.7	Advance Copies of Disclosures- The disclosing Party will provide other Parties with drafts of any documents, press releases or other filings in which such Party is required to disclose the terms and conditions of this Agreement or any other confidential information subject to the terms of this Agreement at least 5 (Five) Business Days prior to the filing or disclosure thereof, and will make any changes reasonably requested by other Parties to references in such materials to such Party or its associates subject to receipt by the disclosing Party of such changes in a timely manner.

8.8	No Other Disclosures- Any Party will not file this Agreement with any government authority or disclose any of the terms and conditions of this Agreement in any filing except as permitted above.

8.9	Confidential Business Information- Notwithstanding the foregoing, the Parties shall not make, and shall not permit any of their associates to make any disclosures or public announcement regarding the Support Services from time to time without the prior written consent of the other Parties.

9	No Partnership

9.1	Nothing in this Agreement shall be construed to create an association, trust, partnership, quasi-partnership or joint venture between the Parties or to impose a trust, partnership or quasi-partnership duty, obligation or liability between the Parties except to the extent specifically contained herein. This Agreement is entered on a principal to principal basis.

9.2	No Party shall by virtue of this Agreement be deemed to be the representative of the other Party for any purpose whatsoever, and no Party shall have the power or authority as agent or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other Parties for any purpose whatsoever.

10	Force Majeure

10.1	The Parties shall not be liable to the other Party or to any third party for any failure or delay in performance of any obligation under this Agreement if such failure or delay has been directly or indirectly caused by or resulting by or resulting from any force majeure event including but not limited to any act of God, government acts, regulations, notifications, government sanctions, restrictions, judicial act or order, or any guidelines of Telecom Regulations Authority of India, outbreak of hostilities (whether or not war is declared), insurrection, civil disturbance, major power failures, failure of telecommunication or mobile communication, climatic conditions, fire, flood, tsunami, explosion, accident, theft, delays, strikes, lock-out or trade dispute and/or any other events or circumstances (whether or not of the same or similar kind to those enumerated) beyond the reasonable control of the Parties and not attributable to the the fault or negligence of the Parties (“Force Majeure Event”).

10.2	In case of occurrence of such Force Majeure Event, the party affected shall notify such occurrence of Force Majeure Event to the other party within 15 (fifteen) days of such occurrence.

10.3	In case force majeure event continues for a period of more than 30 (thirty) days, the Parties may agree to extend the period for performance of their obligations under this Agreement.

11	Arbitration

11.1	The Parties shall take all reasonable steps to attain amicable settlement of all disputes arising out of or in connection with this Agreement, during its subsistence and after its termination in any manner whatsoever, including the validity of this Agreement. However, if the Parties fail to or if any Party refuses to settle such disputes within 30 (thirty) days, then such disputes shall be decided by arbitration in accordance with provisions contained in Arbitration and Conciliation Act, 1996. Both Parties shall appoint one arbitrator by mutual consent. In the event the Parties fail to agree on a sole arbitrator, then each Party shall appoint one arbitrator, and the two arbitrators appointed by the Parties shall mutually appoint a third arbitrator. Proceedings of such arbitration shall be held at Mumbai and shall be conducted in English language. The cost of arbitration shall be borne by the losing Party. In the event there is no winning or losing Party, the cost of arbitration will be shared equally between the Parties.

11.2	Notwithstanding what is stated herein, the Parties hereby specifically agree that pending the final decision by the arbitrator(s) in any arbitration proceedings in accordance with the provisions of this Agreement and the Applicable Law, the Parties shall continue to perform their respective obligations under this Agreement.

12	Jurisdiction

12.1	This Agreement shall be governed by and construed in accordance with laws of India and subject to Clause 11 above be subject to the exclusive jurisdiction of competent courts at Mumbai.

13	Notices

13.1	Any notice or other communication given under the terms of this Agreement (“Notice”) shall be in writing and shall be delivered in person or sent by courier or by facsimile and addressed to the registered address of the Parties stated in this Agreement.

13.2	All notices given in accordance with Clause 13.1 shall be deemed to have been served as follows:

13.2.1	if delivered by hand, at the time of delivery;

13.2.2	if communicated by facsimile, on receipt of confirmation of successful transmission; and

13.2.3	if delivered by courier, 14 (fourteen) Business Days after date of dispatch.

13.3	All notices communicated by facsimile shall be followed by a copy thereof being sent by courier to the addresses specified in Clause 13.1 above.

14	Titles and Headings

Titles and headings of sections of this Agreement are for the convenience of reference only, and are not intended to define, limit or describe the scope or intent of any provision of this Agreement and shall not affect the construction of any provision of this Agreement.

15	Miscellaneous

15.1	Supersession of prior documents: This Agreement supersedes all earlier agreements, arrangements, letters, correspondences, understandings, etc prior to the date hereof with respect to the subject matter of this Agreement.

15.2	Amendment: Any modification, amendment or alteration in respect of this Agreement or any provision shall not be valid or effective unless the same is/are reduced in writing and signed by the Parties hereto.

15.3	No Agency: This Agreement is on principal-to-principal basis and actions of either Party shall not bind to the other Party in any manner whatsoever.

15.4	Assignment: Neither Party shall assign or transfer this Agreement or any of its rights nor obligations hereunder except with the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.5	Waivers: A waiver of any provision or a right or any breach under this Agreement shall not be effective except when made in writing signed by the Party granting the waiver, or varied except in writing signed by the Parties and shall in all cases be limited to the specific matter waived.

15.6	Costs: Each Party shall bear and pay its respective legal and accountancy costs, charges and other expenses connected with the negotiation, preparation and implementation of this Agreement. The cost of stamp duty payable on this Agreement shall be borne equally by the Parties.

15.7	Counterparts: This Agreement may be entered into in any number of counterparts each of which when so executed and delivered shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and delivering such counterpart to the other parties via facsimile or electronically.

15.8	Further Assurances: Each Party agrees with each other Party to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as any other Party may from time to time reasonably require for the purpose of giving to that Party the full benefit of the provisions of this Agreement.

15.9	Specific Performance and Injunctive Relief: The Parties recognize that the obligations imposed on them in this Agreement are special, unique and of extraordinary character, and that, in the event of breach by any Party, damages will be an insufficient remedy. Consequently, it is agreed that the Parties to this Agreement may have specific performance (in addition to damages) as a remedy for the enforcement of this Agreement without proving damages. The Parties agree that each Party shall be entitled to an injunction, restraining order, right for recovery or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain any other Party from committing any violation or enforce the performance of the covenants, representations, warranties and obligations contained in this Agreement. These remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity.

15.10	Severability

15.10.1	Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part.

15.10.2	To the extent that any provision(s) of this Agreement are unenforceable or void, they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted, provided the fundamental terms of the Agreement are not altered.

15.10.3	Notwithstanding the foregoing, the Parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision so found to be unenforceable or void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above mentioned.

DIGITAL PAYMENTS PROCESSING LIMITED (‘Service Provider’)	MY MOBILE PAYMENTS LIMITED (‘MMPL’)
Signature:	Signature:

Name and Designation:	Name and Designation:

Witness	Witness
Signature:	Signature:

Name: Alhad Oak	Name: Alhad Oak